EXHIBIT 99.1

    Pactiv Posts Third Quarter EPS of $0.45; Sales Grow 16 Percent

    LAKE FOREST, Ill.--(BUSINESS WIRE)--Oct. 22, 2007--For the quarter ended September 30, Pactiv Corporation (NYSE:PTV) today announced that income from continuing operations was $59 million, or $0.45 per share, compared with $104 million, or $0.75 per share, in the third quarter of 2006. Third quarter results in 2006 included $49 million, or $0.35 per share, from a foreign exchange gain and a favorable tax liability adjustment. On a comparable basis, earnings per share were $0.45 in 2007 versus $0.40 in 2006. Sales rose 16 percent to $872 million from $749 million and included $128 million from the acquisition of Prairie Packaging.

    "In the third quarter, we posted strong earnings per share growth in spite of higher raw material costs and a somewhat sluggish market place. The newly acquired Prairie Packaging performed very well in the third quarter, and we are moving forward by adding capacity and building our book of business for 2008. We are keeping a close eye on the recent run-up in petrochemical costs and are prepared to adjust pricing as necessary to offset these costs," said Richard L. Wambold, Pactiv's chairman and chief executive officer.

    Third quarter gross margin declined to 28.2 percent from 30.8 percent primarily reflecting unfavorable spread (the difference between selling prices and raw material costs). Operating margin was
14.0 percent compared with 13.8 percent. Selling, general, and administrative costs decreased from an unusually high level in 2006 due to lower advertising and promotion expense and lower performance-related compensation costs.

    Free cash flow in the third quarter was $19 million compared with $111 million in 2006. The decrease was largely the result of higher capital expenditures, primarily related to cup capacity expansion; higher cash tax payments; and higher working capital. During the third quarter the Company repurchased 250,000 shares of its common stock for $6.7 million.

    For the nine-month period, income from continuing operations was $185 million, or $1.39 per share, compared with $224 million, or $1.59 per share. Excluding the foreign exchange gain and the adjustment to the tax liability, income from continuing operations in 2006 was $175 million, or $1.24 per share. Sales of $2.38 billion rose 9 percent from $2.18 billion. Gross margin was 29.1 percent compared with 30.7 percent, while operating margin was 14.9 percent in both years.

    Year-to-date free cash flow was $66 million compared with $204 million last year. Year to date, the Company has repurchased 3.3 million shares of its common stock for $107 million.

    Business Segment Results

    Hefty(R) Consumer Products

    Sales of $326 million increased 16 percent from $282 million and included $50 million from Prairie Packaging. As expected, volume in the base business declined slightly due to fewer promotions than in 2006.

    Operating income rose 26 percent to $53 million from $42 million last year, as unfavorable spread was offset primarily by lower advertising and promotion spending, as well as the addition of Prairie Packaging. Operating margin was 16.3 percent compared with 14.9 percent.

    For the nine-month period, sales of $881 million rose 10 percent compared with $801 million, and included $69 million from Prairie Packaging. Operating income was $165 million compared with $141 million last year. Operating margin was 18.7 percent versus 17.6 percent.

    Foodservice/Food Packaging

    Sales of $546 million increased 17 percent from $467 million last year and included $78 million from the Prairie Packaging acquisition. Volume in the base business rose 1 percent.

    Operating income increased 9 percent to $71 million versus $65 million last year as the addition of Prairie Packaging offset unfavorable spread. Operating margin was 13.0 percent compared with
13.9 percent last year.

    For the nine-month period, sales of $1.50 billion increased 9 percent from $1.38 billion, and included $102 million from Prairie Packaging. Operating income was $189 million compared with $192 million. Operating margin was 12.6 percent versus 13.9 percent.

    Outlook

    For 2007, the earnings per share outlook is a range of $1.80 to $1.84, down from a previous estimate of $1.82 to $1.92 primarily due to announcements of higher raw material costs. The fourth quarter earnings per share outlook is a range of $0.41 to $0.45.

    Free cash flow from continuing operations for 2007 is anticipated to be in a range of $140 million to $160 million, down from a previous estimate of $200 million to $225 million because of higher capital expenditures, higher investment in working capital, and higher cash taxes. In addition, the Company has realized $26 million of cash related to tax deductions from stock based compensation that is recognized in the financing portion of the cash flow statement. Capital expenditures are expected to be approximately $160 million, up from a previous outlook of $140 million because of capacity additions for newly acquired cups business for 2008.

    Other

    This press release includes certain non-GAAP financial measures. A reconciliation of the non-GAAP financial measures to GAAP is shown in the attached "Regulation G GAAP Reconciliations" or in the attached "Operating Results by Segment". The "Operating Results by Segment" also details the impact on sales of acquisitions.

    Cautionary Statements

    This press release includes certain "forward-looking statements" such as those in the Outlook section, as well as "...are prepared to adjust pricing as necessary to offset these costs". A variety of factors may cause actual results to differ materially from these expectations including a slowdown in economic growth, changes in the competitive market, increased cost of raw materials, and changes in the regulatory environment.

    More detailed information about these and other factors is contained in the Company's Annual Report on Form 10-K at page 54 filed with the Securities and Exchange Commission as revised and updated by Forms 10-Q and 8-K as filed with the Commission.

    Company Information

    Pactiv Corporation (NYSE:PTV) is a leader in the consumer and foodservice/food packaging markets it serves. With 2006 sales of $2.9 billion, Pactiv derives more than 80 percent of its sales from market sectors in which it holds the No. 1 or No. 2 market-share position. Pactiv's Hefty(R) brand products include waste bags, slider storage bags, disposable tableware, and disposable cookware. Pactiv's foodservice/food packaging offering is one of the broadest in the industry, including both custom and stock products in a variety of materials. For more information, visit www.pactiv.com.


                          Pactiv Corporation
                   Consolidated Statement of Income


(In millions, except per-share data)

                               Three months ended  Nine months ended
                                  September 30,       September 30,
                               ------------------- -------------------
                                 2007      2006      2007      2006
                               --------- --------- --------- ---------

Sales                               $872      $749    $2,377    $2,179

Costs and expenses
Cost of sales (excluding
 depreciation and
 amortization)                       626       518     1,685     1,511
Depreciation and amortization         45        38       120       110
Selling, general, and
 administrative                       76        90       215       233
Other expense                          3         -         4         1
                               --------- --------- --------- ---------

Operating income                     122       103       353       324
Other income/(expense)
   Interest income                     1         1         4         4
   Realized foreign-exchange
    gain                               -        31         -        31
   Interest expense, net of
    capitalized interest            (29)      (18)      (67)      (54)
   Share of income from joint
    ventures                           -         1         -         2
                               --------- --------- --------- ---------
Income before income taxes and
 minority interest                    94       118       290       307
Income-tax expense                    35        14       104        83
Minority interest                      -         -         1         -
                               --------- --------- --------- ---------
Income from continuing
 operations                           59       104       185       224

  Discontinued operations, net
   of tax                              -       (2)         1       (2)
                               --------- --------- --------- ---------
Net income                           $59      $102      $186      $222
                               ========= ========= ========= =========


Average common shares
 outstanding (diluted)             132.2     138.1     132.8     141.2


Earnings per share

  Income from continuing
   operations before exchange
   gain and tax adjustment         $0.45     $0.40     $1.39     $1.24
  Realized foreign exchange
   gain, net of tax                    -      0.14         -      0.14
  Tax liability adjustment             -      0.21         -      0.21
                               --------- --------- --------- ---------
Income from continuing
 operations                         0.45      0.75      1.39      1.59
Discontinued operations, net
 of tax                                -    (0.02)      0.01    (0.02)
                               --------- --------- --------- ---------
Net income                         $0.45     $0.73     $1.40     $1.57
                               ========= ========= ========= =========

Gross margin (before deprec. &
 amort.)                           28.2%     30.8%     29.1%     30.7%
Operating margin                   14.0%     13.8%     14.9%     14.9%



                          Pactiv Corporation
             Consolidated Statement of Financial Position



(In millions)

                                  September 30, 2007 December 31, 2006
                                  ------------------ -----------------

Assets
Current assets
   Cash and temporary cash
    investments                                  $69              $181
   Accounts and notes receivable                 296               323
   Inventories                                   412               296
   Other                                          32                38
                                  ------------------ -----------------
   Total current assets                          809               838
                                  ------------------ -----------------
Property, plant, and equipment,
 net                                           1,281             1,093
Other assets
   Goodwill                                    1,110               525
   Intangible assets, net                        424               238
   Other                                          62                64
                                  ------------------ -----------------
   Total other assets                          1,596               827
                                  ------------------ -----------------


   Total assets                               $3,686            $2,758
                                  ================== =================

Liabilities and shareholders'
 equity
Current liabilities
   Short-term debt, including
    current maturities of long-
    term debt                                     $-               $98
   Accounts payable                              181               152
   Other                                         298               284
   Liabilities from discontinued
    operations                                    20                15
                                  ------------------ -----------------
   Total current liabilities                     499               549
                                  ------------------ -----------------
Long-term debt                                 1,666               771
Pension and postretirement
 benefits                                        326               403
Other liabilities                                177               173
Minority interest                                 13                 9
Shareholders' equity                           1,005               853
                                  ------------------ -----------------

   Total liabilities and
    shareholders' equity                      $3,686            $2,758
                                  ================== =================



                          Pactiv Corporation
                 Consolidated Statement of Cash Flows



(In millions)

Nine months ended September 30,                      2007      2006
                                                   --------- ---------

Operating activities
Net income                                              $186      $222
Less results from discontinued operations                  1       (2)
                                                   --------- ---------
Income from continuing operations                        185       224
Adjustments to reconcile income from continuing
 operations to cash provided by continuing
 operations
     Depreciation and amortization                       120       110
     Deferred income taxes                                20      (18)
     Noncash pension income                             (38)      (32)
     Noncash compensation expense                          7         7
     Noncash realized foreign exchange gain                -      (31)
     Working capital                                    (12)      (22)
     Other                                                 -        11
                                                   --------- ---------
Cash provided by operating activities - continuing
 operations                                              282       249
Cash used by operating activities - discontinued
 operations                                              (6)       (7)
                                                   --------- ---------
Cash provided by operating activities                   $276      $242
                                                   --------- ---------

Investing activities
Expenditures for property, plant, and equipment        (103)      (45)
Net proceeds from sales of assets                          1         2
Acquisitions of businesses and assets                (1,023)         -
Other continuing operations investing activities           -         2
                                                   --------- ---------
Cash used by investing activities                   $(1,125)     $(41)
                                                   --------- ---------

Financing activities
Issuance of common stock                                  19        45
Purchase of common stock                               (107)     (301)
Issuance of long-term debt                               498         -
Retirement of long-term debt                            (99)         -
Revolving-credit facility borrowings                     432         -
Revolving-credit facility payments                      (40)         -
Other                                                     32         2
                                                   --------- ---------
Cash provided (used) by financing activities            $735    $(254)
                                                   --------- ---------

Effect of foreign-currency exchange rate changes
 on cash and temporary cash investments                    2         4
                                                   --------- ---------
Decrease in cash and temporary cash investments        (112)      (49)
Cash and temporary cash investments, January 1           181       172
                                                   --------- ---------
Cash and temporary cash investments, September 30        $69      $123
                                                   --------- ---------



                          Pactiv Corporation
                     Operating Results by Segment

(In millions)

                                           Foodservice
                                                /
                                              Food
                                  Consumer  Packaging   Other   Total
                                  -------- ----------- ------- -------
Three months ended September 30,
 2007
---------------------------------
Sales                                 $326        $546      $-    $872
Adjustments to sales for
 acquisitions                         (50)        (78)       -   (128)
                                  -------- ----------- ------- -------
Sales adjusted for acquisitions       $276        $468      $-    $744
                                  -------- ----------- ------- -------

Operating income (loss)                $53         $71    $(2)    $122

Operating margin                     16.3%       13.0%           14.0%

Three months ended September 30,
 2006
---------------------------------
Sales                                 $282        $467      $-    $749

Operating income (loss)                $42         $65    $(4)    $103

Operating margin                     14.9%       13.9%           13.8%



Nine months ended September 30,
 2007
---------------------------------
Sales                                 $881      $1,496      $-  $2,377
Adjustments to sales for
 acquisitions                         (69)       (102)       -   (171)
                                  -------- ----------- ------- -------
Sales adjusted for acquisitions       $812      $1,394      $-  $2,206
                                  -------- ----------- ------- -------

Operating income (loss)               $165         189    $(1)    $353

Operating margin                     18.7%       12.6%           14.9%

Nine months ended September 30,
 2006
---------------------------------
Sales                                 $801      $1,378      $-  $2,179

Operating income (loss)               $141        $192    $(9)    $324

Operating margin                     17.6%       13.9%           14.9%



                          Pactiv Corporation
                  Regulation G GAAP Reconciliations

       Income from Continuing Operations and Earnings per Share

(In millions, except per-    Three months ended    Nine months ended
 share amounts)                 September 30,         September 30,
                            ---------------------  -------------------
                               2007       2006       2007      2006
                            ---------- ----------  --------- ---------
Income from continuing
 operations - US GAAP basis        $59       $104       $185      $224

Adjustments (net of tax) to
 exclude:
   Realized foreign-
    exchange gain                    -       (20)          -      (20)
   Tax liability adjustment          -       (29)          -      (29)
                            ---------- ----------  --------- ---------
Income from continuing
 operations excluding a
 realized foreign-exchange
 gain and tax liability
 adjustment - US GAAP
 basis(a)                          $59        $55       $185      $175
                            ========== ==========  ========= =========

Average common shares
 outstanding (diluted)           132.2      138.1      132.8     141.2

Diluted earnings per share
EPS from continuing
 operations - US GAAP basis      $0.45      $0.75      $1.39     $1.59

Adjustments (net of tax) to
 exclude:
   Realized foreign-
    exchange gain                    -     (0.14)          -    (0.14)
   Tax liability adjustment          -     (0.21)          -    (0.21)
                            ---------- ----------  --------- ---------
EPS from continuing
 operations excluding a
 realized foreign-exchange
 gain and tax liability
 adjustment - US GAAP basis
 (a)                             $0.45      $0.40      $1.39     $1.24
                            ========== ==========  ========= =========


                            Free Cash Flow

                             Three months ended    Nine months ended
                                September 30,         September 30,
                            ---------------------  -------------------
(In millions)                  2007       2006       2007      2006
                            ---------- ----------  --------- ---------
Cash flow provided by
 operating activities from
 continuing operations -
 GAAP basis                        $83       $126       $282      $249
   Capital expenditures -
    continuing operations         (51)       (15)      (103)      (45)
   (Increase) decrease in
    asset securitization
    program                       (13)          -      (113)         -
                            ---------- ----------  --------- ---------
Free cash flow (b)                 $19       $111        $66      $204
                            ========== ==========  ========= =========


                                 Outlook for
                             Twelve months ended
                               December 31, 2007
                            ---------------------
(In millions)                  Low        High
                              estimate   estimate
                            ---------- ----------
Cash flow provided by
 operating activities from
 continuing operations - US
 GAAP basis                       $413       $433
   Capital expenditures -
    continuing operations        (160)      (160)
   (Increase) decrease in
    asset securitization
    program                      (113)      (113)
                            ---------- ----------
Free cash flow (b)                $140       $160
                            ========== ==========





(a) In accordance with generally accepted accounting principles (US
 GAAP), income from continuing operations and reported earnings per share in 2006 include the impact of a realized foreign-exchange gain upon liquidation of our European treasury operation and the tax benefit from favorable income tax liability adjustments. The company's management believes that by adjusting income from continuing operations and reported earnings per share to exclude the effect of these infrequently occurring, non-operational items, the resulting income from operations and earnings per share present a more meaningful, operationally-oriented depiction of company performance. The company's management excludes these items from income from continuing operations and earnings per share when evaluating operating performance and, along with other factors, in determining management compensation.

(b) Free cash flow is defined as cash flow from operating activities excluding the change in our asset-securitization-program balance, less capital expenditures, all of which are calculated in accordance with GAAP. We believe that free cash flow provides a useful measure of our liquidity. We use free cash flow as a measure of cash available to fund early or required debt retirement and incremental investments such as, but not limited to, acquisitions and share repurchases. However, free cash flow has limitations, in that it does not represent residual cash flow available for discretionary expenditures. Some of our expenditures are mandatory. The amount of mandatory versus discretionary expenditures can vary significantly between periods.


    CONTACT: Pactiv Corporation
             Investor Relations Contact:
             Christine Hanneman
             847-482-2429
             channeman@pactiv.com
             or
             Media Relations Contact:
             Lisa Foss
             847-482-2704
             lfoss@pactiv.com